Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-223862) and related Prospectus of WMIH Corp. and to the incorporation by reference therein of our reports dated March 2, 2018, with respect to the consolidated financial statements of Nationstar Mortgage Holdings Inc., and the effectiveness of internal control over financial reporting of Nationstar Mortgage Holdings Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

May 25, 2018